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                                                                    EXHIBIT 99.2


                   STERLING ACQUISITION CONFERENCE CALL SCRIPT

                                    01-02-02





                             OPENING - JULIE TU, FRB

         Good day and thank you for participating in the SpectRx conference call and webcast to discuss the acquisition of Sterling Medivations.

         You should have received your copy of the press release by now. In case you have not, please contact my office at 212-445-8400 and we will forward one to you immediately.

         For today's call we have: SpectRx Chairman and CEO Mark Samuels, President and Chief Operating Officer Keith Ignotz, Executive Vice President and CFO Thos Muller (pronounced: Mull - er) and from Sterling, Joel Douglas, the Chief Technical Officer of Sterling Medivations.


         This conference call will follow a standard format followed by a question & answer session. In addition, a slide presentation that paralells the conference call may be found at www.streetevents.com.

         The Company has also asked me to remind you that it will be making forward-looking statements and these statements can obviously differ from actuality, so relying on them is subject to risk. Factors that could cause forward-looking statements in this conference call to differ materially from actual results are discussed in the company's Form 10-K for the year ending December 31, 2000 and other periodic filings with the Securities and Exchange Commission.


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So at this time I will turn the conference call over to Mark --- please go ahead
Mark.


                                  WELCOME - MAS

                                   - SLIDE 1 -

         Thank you Julie. Welcome to our conference call to discuss this exciting development for SpectRx - the addition of Sterling Medivations, Inc. to our business portfolio.

         Let me begin by giving you some background on Sterling. Joel Douglas and Frank Solomon founded Sterling Medivations in 2000 with the mission of advancing the treatment of diabetes by developing innovative insulin delivery products that are low cost and convenient to use. Both Joel and Frank have had success in the field of diabetes. As most of you know, Joel is a co-founder of Amira Medical, now a part of Roche, and also formerly of J&J/Lifescan. Frank is the co-founder of Integ, now a part of J&J/LifeScan, and formerly with Eli Lilly.

         To acquire Sterling, we initially issued about 620,000 shares, or about xx million dollars of SpectRx common stock to former holders of Sterling's common and preferred stock, and we have reserved about 23,000 shares of our common stock to issue to former holders of options to purchase Sterling's common stock. Up to an additional 1.2 million shares of our common stock may be issued to Sterling shareholders if the products developed by Sterling meet specified financial goals. We believe that this is a high-quality transaction because of the potential products Sterling brings to SpectRx.


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         We believe the transaction structure benefits the shareholders of
SpectRx AND Sterling. The shareholders of Sterling receive an immediate holding of SpectRx common stock and the opportunity to receive additional shares of our common stock if the Sterling products do well. Current SpectRx shareholders receive the benefits of Sterling's development activities and product pipeline and additional stock will only be issued if Sterling's product lines are successful.

         What attracted us to Sterling was its impressive pipeline of innovative insulin delivery products for the diabetes market, thus creating immediate opportunities to introduce new products in this marketplace. The size of the insulin delivery market, which is estimated by analysts at two billion dollars annually and growing, was also key to our conclusion that this was an attractive opportunity.


                                   - SLIDE 2 -

         As detailed in slide number 2, this acquisition should be highly synergistic and significantly expands and deepens SpectRx's scope in diabetes by adding insulin delivery to our existing glucose monitoring technology that we are developing with, and is being funded by, Abbott Laboratories. The diabetes market has consistently rewarded companies that provide better means of glucose monitoring and insulin delivery. With this acquisition, we are well positioned to become a leading provider of innovative, low cost and convenient solutions to these large and growing diabetes markets ...and we believe we will be rewarded by the diabetes market.

         As you know, diabetes affects more than 150 million people worldwide. Clinical evidence concludes that better glucose control reduces the complications of diabetes. We believe, along with many others, that patients also want simple and convenient methods of control.


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         As a result of those factors and others, projected growth for the insulin pump market is strong. Between twenty percent and forty-five percent of people with Type I diabetes are projected to be insulin pump users by 2004, making this a potential 600 million dollar U.S. market. The market is characterized by a strong aftermarket of attractive-margin consumables, primarily infusion sets - which we will bring to the market as a result of this acquisition.

         Adding Sterling Medivations brings to SpectRx, and the diabetes consumer, a strong pipeline of innovative insulin delivery products including new, lower priced, better featured pump infusion sets and other products in development that we believe will be less painful and more convenient to use. A number of these FDA-cleared insulin delivery products are expected to be ready for launch in late 2002. This newly-acquired innovative insulin pump infusion product line adds a 200 million dollar market opportunity to our existing target market of $3.7 billion for glucose monitoring.

         We believe that the insulin pump consumables market is ready for competition and that the Simple Choice product line is well positioned here. The market today is characterized by high prices, lack of full choice for consumers and limited distribution channels for users. Because of a lack of options, managed care has limited opportunities to reduce costs. With our new Simple Choice products on retail shelves and available via a number of other distribution channels, consumers will have the opportunity to take care of their insulin delivery needs at lower cost, in more convenient ways and in a shorter time, helping to fit an individual's personal lifestyle and needs with a wider range of options.

         Longer-term, by combining insulin delivery technologies with our glucose monitoring technology there is the opportunity to create closed loop diabetes management solutions. This would combine monitoring and delivery together in one, easy-to-use device.


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                                   - SLIDE 3 -

         Turning to slide three, this acquisition also should accelerate SpectRx's transition from an emerging technology company focused on detection and monitoring to a company with a number of innovative diabetes products and technologies.


         The acquisition adds a portfolio of FDA-cleared products, scheduled for market introduction beginning in Q3 2002. After the initial product launches, we expect to launch additional products at regular intervals. This potentially creates a revenue stream that will help fund additional innovative products longer term.


         In 2003 and beyond, additional, groundbreaking insulin delivery products focusing on convenience and reduction of pain will be teed up for introduction.


         To make this happen, we are establishing key distribution channels and partnerships in the diabetes marketplace. The distribution strategy is expected to include, mail order fulfillment channels, retail pharmacies and wholesalers as well as selling directly to consumers.



         To discuss in more detail the product offerings and the marketing plan is SpectRx President and Chief Operating Officer Keith Ignotz ....Keith.


                                 MARKETING - KI


         Thank you, Mark.

         As Mark mentioned, our initial products to come from the Sterling acquisition will be innovative, low cost consumables for the diabetes pump market branded as Simple Choice. SpectRx is for the first time offering pump users an alternative to expensive

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disposables. Based on our market research, we believe that the market is right and ready for competition and that pump users will positively respond to these lower priced, innovative products and their ready availability.

                                   - SLIDE 4 -

         As shown in slide 4, the Simple Choice Soft product is designed to compete with the Medtronic/MiniMed Silhouette and the Diesetronic Tender 1 infusion sets. The Simple Choice Soft offers features of comfort and convenience which include: a soft cannula that inserts at a comfortable angle, improved tape for better adhesion, less irritation, and a more secure feeling and an optional "Soft Y" hub with an injection port, which allows injection of a second insulin using a syringe or pen without disconnecting the tubing or making new sticks.


                                  - Slide 5 -

         Turning to slide five, the Simple Choice Quick product will compete with the Sof-set QR from Medtronic/MiniMed and the Disetronic Rapid. Features of this product include: special tubing and a 360(degree) rotating hub which means no tube kinking and no tube binding, an ultra-low hub profile for better privacy, plus all of the other features of the Simple Choice Soft.

         Additionally, all catheter and tubing are made of hypoallergenic material to avoid allergic reactions, eliminating a common irritant.


                                   - SLIDE 6 -

         As for manufacturing and distribution: We have already arranged for product manufacture and are well along the path toward initial production. Facet Technologies, a division of Matria Healthcare, and Nipro Corporation of Japan, will manufacture our initial products.


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         As you will note on slide 6, the key distribution channels for our initial products will be mail order fulfillment channels, retail pharmacies and wholesalers as well as selling directly to consumers. We have in place one agreement for distribution and we are currently negotiating others. We are also in discussions with major healthcare providers for inclusion in their systems and our products are being received favorably because of their design and pricing, which is expected to be lower than competing brands due to manufacturing technique and design. As we consummate relationships for distribution we will make announcements as appropriate.


                                   - SLIDE 7 -

                  In slide 7 you will see that key technical and marketing personnel from Sterling will be joining SpectRx as part of the acquisition. Predominant among them is Joel Douglas, Chief Technical Officer for Sterling. Joel has been the driving force behind the development of the Sterling product line and its impressive intellectual property portfolio. Prior to co-founding Amira Medical, Joel was an innovator for LifeScan. He holds 36 U.S. patents in related fields with more than 20 additional U.S. patents pending.

                  With Joel's experience as an inventor, we feel confident in the intellectual property protecting these newly acquired product lines and look forward to more innovative products.

                  With that I would like to turn the call over to CFO Thos
         Muller to discuss finances. ....Thos.


                                 Financials - TM

                                   - SLIDE 8 -

         Thank you Keith. As our press release indicated, we have structured this merger to benefit both Sterling and SpectRx shareholders. The basis of those benefits is in the combination of initial and contingent consideration.


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         Technically, Sterling was acquired in a reverse merger by a newly-formed, wholly-owned subsidiary of SpectRx with and into Sterling Medivations. We issued 620,249 shares of common stock and have assumed the stock options of Sterling, which could add 23,000 additional shares, if all of them are exercised. The closing sales price for a share of SpectRx common stock was $x.xx on December 31, 2001. Therefore, the initial value of the transaction based on the above shares and closing 12/31/01 stock price is approximately $4.5 million.

         We may issue up to 1.2 million additional shares, if the products developed by Sterling meet specified financial goals. If all goals were met and all options were exercised, approximately 1.9 million shares could be issued as total consideration for this acquisition. Based upon those numbers, the initial consideration is about 6% of the pre-merger SpectRx common shares outstanding and could rise to approximately 18% if all goals were met.

         As a place-marker, Sterling was a development stage company prior to acquisition. It had raised approximately $1.5 million of funding since inception, in early 2000. At closing there was a little more than $600,000 in cash on hand, which included $290,000 in proceeds from Sterling preferred stock warrants that were exercised just prior to the closing. The other significant assets are intellectual property and its product development status, including FDA clearances on the initial products to be introduced.


                                   - SLIDE 9 -

         Turning to slide 9, we expect to integrate Sterling's activities immediately and provide overall support within our current infrastructure. We can give some general guidance - although there is a lot to firm up before our products are actually introduced. As Mark and Keith said earlier, we expect to begin shipments by 3Q 2002. Depending on final pricing and the success of the rollout, we are forecasting between $3 - $7 million of revenue in 2002. Our planning horizon for 2003 would then project to between $8 - $12 million of revenue from these initial products.


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         We would expect that we would have more things firmed up by our earnings release in late February, and hope to provide more guidance at that time.

         I'll now turn the call back over to Mark.

                           Closing and Questions - MAS

                                  - SLIDE 10 -

         Thank you Thos.


         Turning to slide 10.

         With this acquisition, SpectRx is evolving to a market-driven company focused on our core Diabetes and Cancer markets.

         While Diabetes is a significant focus of the Company, as a reminder, cancer diagnostics represents SpectRx's other large opportunity. The Company's first target market is cervical cancer. Based on clinical studies, we believe our diagnostic test is more accurate than the common Pap test and can provide results instantaneously, instead of allowing patients to wait up to a week for results. With 90 million Pap tests performed annually around the world, this is estimated to be a $1.6 billion opportunity.


         We have previously indicated that there is a significant opportunity in a non-invasive skin-cancer detection product and in the future there may be additional applications for other surface cancers.

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         In addition, we also continue to pursue niche market opportunities that can benefit from our biophotonic technology. For infant jaundice, our BiliChek device continues to gain market penetration due to its non-invasive and painless application and its revenues will help support our other market initiatives.

         In closing, we hope you are as excited as we are about the acquisition of Sterling Medivations, which is an excellent opportunity for SpectRx, its shareholders and for people with diabetes who want innovative technology to help improve their quality of life. With these new products, we are entering a significant market that is ready for competition, innovation and motivation. The insulin pump disposable market opportunity opens up a growing, 200 million-dollar market to SpectRx and we believe it will accelerate our sales growth. We believe this will help us with future innovations from the Sterling product pipeline and our other products under development -- continuous glucose monitoring and non-invasive cancer detection. It will also enhance our overall growth opportunities.

         We will now open the call up for questions.......



                                 After Questions

         Thank you operator, and Julie and thank you for participating in our conference call. Please feel free to call us if you have any additional questions. Also we will be traveling to, San Francisco for the JPMorgan H&Q Conference January 7th and to New York and Boston in the coming weeks to meet with investors. Please contact Julie Tu at FRB|Weber Shandwick at 212-445-8400 if you would be interested in a meeting. Thank you and Happy New Year.